10.1 2006 PSC

Republic of Guinea

Work - Justice - Solidarity

Ministry of Mines and Geology

Hydrocarbon Production Sharing Contract

Between
The Republic Of Guinea
and
SCS Corporation

CONTRACT

BETWEEN

The Republic of Guinea, hereinafter referred to as the ‘Government’, represented for the purposes of this Contract by the ”Ministere des Mines et de la Geologie” as the Minister assigned to the hydrocarbons sector, On the one hand,

AND

SCS Corporation, a company incorporated under the laws of Delaware, United States of America, having its office in Sugar Land, Texas hereinafter referred to as “Contractor” On the other hand,

WITNESSETH:

- WHEREAS, the Government wishes to promote the exploration and exploitation of Petroleum within the territory of the Republic of Guinea to contribute to the economic development of the country;

- WHEREAS, the Government, in order to carry out in the best technical and economic conditions the Petroleum exploration and exploitation operations concerning the Contract Area, wishes to contract the services of a qualified contractor;

- WHEREAS, the Contractor represents that it has the technical competence and financial ability to perform the Petroleum Operations herein described, and wishes to carry out such Petroleum Operations under the terms and conditions of a production sharing contract pursuant to the provisions of the Petroleum Code;

NOW THEREFORE, the Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS
The words used in this Contract shall have the following meanings;

1.1
“Calendar Year” means a period of twelve (12) consecutive months commencing with the first day of January and ending the last day of the following December.

1.2
“Contract Year” means a period of twelve (12) consecutive months commencing on the Effective Date or the anniversary date of the Effective Date.

1.3
“Barrel” means a quantity consisting of 158.984 liters at standard atmospheric pressure of 1.01325 bars and temperature of fifteen degrees centigrade (15 degrees C).

1.4
“Petroleum Code” means the Ordinance N 119/PRG/86 of September 23, 1986 concerning the legal and fiscal regime of the exploration and exploitation of Petroleum as well as the regulations made thereunder.

1.5
“Contractor” means collectively or individually SCS Corporation as well as any company to which rights and obligations may be transferred pursuant to Article 23 below.

1.6
“Contract” means this document and its appendices, as well as any extensions or modifications hereto which may be mutually agreed by the Parties in accordance with the provisions of Article 23 below.

1.7
“Petroleum Costs” means all costs and expenses incurred in carrying out the Petroleum Operations under this Contract including and not limited to royalties, exploration and development.

1.8
“Effective Date” means the date on which this Contract comes into force and effect, as defined in Article 30 below.

1.9
“Commercial Discovery” means the discovery of a Petroleum field which has been duly evaluated in accordance with the provisions of Article 6 below, and which can be produced commercially after taking into account all technical and economic data.

1.10
“Dollar” means dollar of the United States of America.

1.11
“Natural Gas” means the dry and wet gas, whether or not associated with Crude Oil, as well as all gases produced in association with Petroleum.

1.12
“Government” or “State” means the Republic of Guinea.

1.13
“Petroleum” means Crude Oil and Natural Gas.

1.14
“Minister” shall mean the Minister who has been assigned to the hydrocarbons sector.

1.15
“Petroleum Operations” means the operations authorized under this Contract, related to the exploration, appraisal, development, production, transportation and sale of Petroleum, and includes Natural Gas processing operations as well as all necessary connected operations, but does not include refining and marketing of petroleum products.

1.16
“Parties” means the Government and the Contractor, and “Party” means either the Government or the Contractor.

1.17
“Exploitation Area” means that portion of the Contract Area delimited by a Commercial Discovery and defined pursuant to Article 7.2 below.

1.18
“Crude Oil” means all hydrocarbons which are produced in liquid state and at atmospheric pressure, at the wellhead, at the separator or after processing, asphalt, ozokerites and all other liquid hydrocarbons either in natural condition or obtained from Natural Gas by condensation or extraction, including inter alia condensates and Natural Gas liquids.

1.19
“Delivery Point” means the FOB point at loading terminal of Crude oil or Natural Gas in the Republic of Guinea or any other point agreed upon by the Parties.

1.20
“Affiliated Company” means any company which directly or indirectly controls or is controlled by any entity constituting the Contractor, or any company which directly or indirectly controls or is controlled by a company or entity which itself directly or indirectly controls any entity constituting the Contractor. For the purposes of the foregoing definition, “Control” means the direct or indirect ownership by a company or any other entity of at least fifty percent (50%,) of the shares or interest forming the capital of another company or entity conferring upon the owner thereof a majority of voting rights exercisable at general meetings of that another Company or entity, or a participation giving a determining position in the management of another company or entity.

1.21
“Quarter” means a period of three (3) consecutive months commencing with the first day of January, April, July and October.

1.22
“Contract Area” means the area described in Appendix A, being understood that when areas are surrendered by the Contractor they shall be deemed as excluded from the Contract Area. Conversely, the Exploitation Area(s) shall make an integral part of the Contract Area during the term of this Contract. The Contract Area represented on the attached Map consists of approximately 80,000 Sq. Km., further indicated by reference points on the Map attached to this Contract Appendix A.

ARTICLE 2: NATURE AND OBJECT OF THE CONTRACT
2.1
This Contract is a production sharing and marketing contract whereby the Government appoints the Contractor for rendering all the necessary services, on behalf of the Government, regarding the exploration for and, where applicable, the exploitation of Petroleum that may exist in the Contract Area.

The Contractor shall act, on an exclusive basis for the Government, to conduct and execute the Petroleum Operations. It shall supply all technical means technologies, equipment and materials as well as the personnel necessary for operations.

The Contractor shall bear, at its sole risk and expense, the full responsibility to finance the Petroleum Operations, except for the provisions of Article 15 below.

In the event of a Commercial Discovery in the Contract Area, the production of Petroleum shall be, during the term of the exploitation period, shared between the Parties in accordance with the provisions of Article 13 below.

2.2
The object of this Contract is to define the terms and conditions under which the Contractor shall provide the Government with the services set forth in Article 2.1 above, as well as the respective rights and obligations of the Parties.

ARTICLE 3: DURATION OF THE CONTRACT
3.1
This Contract shall consist of an exploration period and, in respect of each Commercial Discovery, an exploitation period.

3.2
The exploration period consists of a First Exploration Period and a Second Exploration Period. The First Exploration Period shall be for two Contract Years and the Second Exploration Period shall be for four Contract years.

3.3
The Contractor shall begin performing the Petroleum exploration operations within two (2) months after the Effective Date.

3.4
The Contractor shall be able to obtain ipso jure, the renewal of the First Exploration Period twice for an additional exploration period of one (1) Contract Year each time. For each renewal, the Contractor shall notify the Minister at least two (2) months prior to the expiry of such exploration period.

3.5
The Contractor is authorized to conduct First Exploration Period operations for the duration of this contract upon notification to the Minister two (2) months before the commencement of such work.

3.6
During the First Exploration Period, the Contractor may perform work obligations towards the fulfillment of the Second Exploration Period.

3.7
In order to enable the Contractor to complete its work, the Minister will grant an extension to the Second Exploration Period, for a period of four (4) years, upon notification made by the contractor at least two (2) months prior to expiry of the Second Exploration Period.

Upon a Petroleum discovery made during the Second Exploration Period and the remaining time is insufficient to allow the Contractor to undertake the appraisal works of such discovery, the Minister will grant an extension of two (2) years upon notification made by the Contractor at least two (2) months prior to expiry of the Second Exploration Period.

3.8
Subject to the provisions of Article 24 below, the Exploration Period shall expire two years after the end of the Second Exploration Period with the exception of the Exploitation Area(s) as defined in Article 7 below except in the event of surrender of the Contract Area as defined in Article 5.1 below in which case this Contract will not expire.

3.9
Following the determination by the Contractor of the commerciality of a discovery, the Exploitation Period with respect to that Commercial Discovery shall commence upon the date of adoption of the development plan in accordance with the provisions of Article 7 below and shall expire twenty-five (25) years following that date.

However, where the Contractor at the expiry of the Exploitation Period considers and provides the Minister with justifications, that the field is able to continue to produce commercially, said Exploitation Period shall be extended twice for ten (10) years each.

3.10
The Contractor shall have the right to drill more wells in the Exploitation Area during the Exploitation Period and where there are more than one Commercial Discovery, each of them shall have a different Exploitation Period.

ARTICLE 4: EXPLORATION WORK AND EXPENDITURE OBLIGATIONS
4.1
The Contractor shall carry out the following minimum exploration work and expected expenditures:

(c)	During the First Exploration Period:

i.	2D or 3D seismic acquisition

ii.	Evaluation, reinterpretation, reprocessing, AVO analysis, Energy Absorption and High Resolution processing on seismic data

iii.	Estimated expenditure for the above is a minimum of $10 Million

(d)	During the Second Exploration Period:

i.	2D or 3D seismic acquisition

ii.	Evaluation, reinterpretation, reprocessing, AVO analysis, Energy Absorption and High Resolution processing on seismic data

iii.	Estimated expenditure for the above is a minimum of $6 Million

iv.	Two (2) exploratory wells with estimated expenditure of $15-20 Million each. Additional wells may be drilled by contractor upon the notification of plan to the Minister

4.2
The fulfillment of any work obligations shall exempt the Contractor from fulfilling the expenditure obligations.

4.3
Each of the exploratory wells set forth in this Article shall be drilled to a minimum depth of 2,500 meters. However, the Contractor may, after prior notice to the Minister, discontinue an exploratory well at a lesser depth than initially specified for one of the following reasons:

(d)	the basement is encountered at a lesser depth than the minimum contractual depth;

(e)	continuation of drilling represents a manifest danger due to the existence of abnormal formation pressure;

(f)	petroleum formations are encountered, the penetration of which requires the placement of casings for protection, and thus, prevents reaching the minimum contractual depth.

In the event that any of the above reasons exists, the exploratory well in question shall be deemed to have been drilled to the minimum contractual depth.

4.4
If the Contractor carries out, either during the First Exploration Period or the Second Exploration Period, exploration works in excess of the minimum work obligations in respect of such exploration period, said excess work may be carried forward to the following exploration period(s) and shall be deducted from the contractual obligations set forth for such exploration period(s),

4.5
The expected exploration expenditure obligations set forth in Article 4.1 above are expressed in constant Dollars.

ARTICLE 5: SURRENDERS
5.1
Immediately after the effective date of this Contract, the passage of the “Projet de Loi” by the National Assembly, a legal opinion of the Supreme Court certifying the validity of this Contract and the issuance of a Presidential decree affirming this Contract the Contractor will surrender sixty four percent (64%) of the original Contract Area.

5.2
In recognition of the expenditure and work performed by SCS Corporation in the past the Government shall authorize SCS to participate in any other development of the surrendered area as referred to in Article 5.1 above on a priority non-exclusive basis.

ARTICLE 6: APPRAISAL OF A DISCOVERY
6.1
The Contractor shall forthwith notify the Minister of any Petroleum discovery made within the Contract Area and shall supply the Minister with all information related to such discovery.

6.2
If the Contractor decides to appraise the above-mentioned discovery, it shall notify the Petroleum Operations Management Committee defined in Article 9.2 below, with a detailed appraisal work program and the corresponding budget for such discovery. The provisions of Article 9.5 below shall apply mutatis mutandis to that appraisal work program as regards its adoption.

6.3
After adoption of the appraisal work program and the corresponding budget, the Contractor shall carry out such works with due diligence and in accordance with the established program.

6.4
Within two (2) months after the appraisal works are completed, the Contractor shall supply the Minister with a report establishing whether the discovery is commercial and including all information related to the technical and economic characteristics of such discovery.

ARTICLE 7: DEVELOPMENT AND PRODUCTION
7.1
If the Contractor considers a discovery to be a Commercial Discovery, it shall, within six (6) months from the completion of the appraisal works mentioned in Article 6.4 above, notify to the Petroleum Operations Management Committee referred to in Article 9.2 below the development plan concerning such Commercial Discovery.

7.2
The development plan submitted by the Contractor shall, inter alia, contain:

(i)	the definition of the Exploitation Area related to the discovery as a contiguous block of 500 square kilometers in a shape defined by the Contractor from the exploration and well data;

(j)	an estimate of the recoverable reserves;

(k)	a production profile;

(l)	the works necessary for the exploitation of the field such as the number of wells;

(m)	the facilities required for the production, treatment, storage and transportation of Petroleum;

(n)	an estimate of the duration of the above-mentioned works;

(o)	an estimate of the development investments and operating costs;

(p)	an economic study supporting the commercial nature of the discovery.

The commercial nature of a discovery shall be determined by the Contractor. A discovery may be declared as commercial by the Contractor if, after taking into account the contractual provisions and the submitted development plan, the forecasts of incomes and expenses prepared in accordance with the standards used in the international petroleum industry confirm its commerciality.

7.3
Within sixty (60) days from the notification of the development plan to the Petroleum Operations Management Committee; the latter may notify to the Contractor revisions or changes to that development plan. The Contractor will endeavor to include said revisions or changes in accordance with good international petroleum industry practice.

No later than thirty (30) days after the expiry of the time period referred to above, the Contractor shall submit the development plan to the Minister, for its adoption within thirty (30) days.

The date of adoption of the development plan shall be the date of its notice given by the Minister. If the Minister fails to give such notice within the thirty (30) day period, the development plan submitted by the Contractor shall be deemed adopted at the date of expiry of said period.

7.4
The Contractor shall commence the physical development works on the field within six (6) months after the date of adoption of the development plan and shall continue them with due diligence.

7.5
No later than three (3) months prior to the end of each Calendar Year, the Contractor shall notify to the Petroleum Operations Management Committee the annual development program, and, as the case may be, the annual production program relating to each Exploitation Area, for the following Calendar Year. The provision of Article 9.5 below shall apply mutatis mutandis to the annual development and production programs as regards their adoption.

7.6
During the Exploitation Period of a field, the Contractor shall produce annually reasonable quantities of Petroleum from said field in accordance with good international petroleum industry practice and taking into consideration, inter alia, the rules for the proper conservation of fields and the optimal recovery of Petroleum reserves under economic conditions.

7.7
The suspension of all production during a continuous period of at least twenty four (24) months, decided by the Contractor without the agreement of the Government, may result in the termination of this Contract pursuant to the provisions of Article 24.5 below.

7.8
Where a field extends beyond the boundaries of the Contract Area, the Minister may, as the case may be, require the Contractor to exploit said field in association with the contractor of the adjacent contract area under the provisions of a unitization agreement.

Within six (6) months after the Minister has notified the Contractor, the later shall notify the Minister of the development plan relating to the Commercial Discovery which shall be prepared in agreement with the contractor of the adjacent contract area.

If the development plan is not submitted to the Minister within the above-mentioned time period, or if such plan is not adopted by the Minister, the Minister will prepare a development plan in accordance with good international petroleum industry practice. Said plan shall be adopted by the Contractor, provided that the conditions imposed by the Minister do not reduce the economic profitability of the Contractor as arising from this Contract, and do not require more capital than normally the Contractor would contribute in the conduct of the Petroleum Operations.

7.9
The Contractor shall measure all Petroleum produced, after extraction of associated water and foreign substances, by using the measurement appliances and methods customarily used in the international petroleum industry. Pursuant to the provisions of Article 18 below, the Minister shall have the right to examine such measurements and cause to inspect the appliances and methods used.

If during the Exploitation Period the Contractor wishes to modify said appliances and methods, it shall notify the Minister.

Where the appliances and methods used therefore have caused an overstatement or understatement of measured quantities, the error shall be deemed to have existed since the date of the last calibration of the measurement device, unless the contrary may be justified, and an appropriate adjustment shall be made for the period said error has existed.

ARTICLE 8: NATURAL GAS
8.1
The provisions of this Contract shall apply mutatis mutandis to Natural Gas, subject to the specific provisions set forth below.

8.2
In order to enable the Contractor to establish the commercial nature of a non-associated Natural Gas discovery duly evaluated in accordance with the provisions of Article 6 above, the Second Exploration Period shall be, upon the Contractor’s notification to the Minister, extended for the time period necessary to establish the commercial nature. Such extension shall only be in respect of the area of the discovered Natural Gas Field.

8.3
Any associated Natural Gas production which, in the opinion of the Contractor, cannot be utilized in Petroleum Operations, nor economically re-injected or sold, may be flared.

8.4
If the Contractor decides to flare associated Natural Gas, or if the Contractor decides not to exploit its non-associated Natural Gas discovery, the Government may produce or allow others to produce, process and dispose of said Natural Gas, without any compensation to the Contractor.

In such a case, the Government shall bear all costs and risks related to the production, processing and disposal of said Natural Gas.

ARTICLE 9: ANNUAL WORK PROGRAMS AND PETROLEUM OPERATIONS
MANAGEMENT COMMITTEE
9.1
All Petroleum Operations shall be carried out by the Contractor during any Calendar Year according to the annual work program and the corresponding budget in respect of that Calendar Year.

The annual work programs and budgets referred to above shall set apart the exploration, appraisal, development and production activities, and shall be submitted to the Minister in accordance with the provisions of the following Articles.

9.2
In order to ensure the timely notice of Petroleum Operations, a Petroleum Operations Management Committee shall be set up within sixty (60) days of the Effective Date.

That Committee shall consist on one hand, of two (2) representatives from the Minister, and, on the other hand, of two (2) representatives from the Contractor

That Committee shall be alternatively chaired by a representative of the Contractor for two years and thereupon by a representative of the Minister for two years in continuing sequences and shall meet upon request made by its chairmen. Unless otherwise agreed by the Parties, the Committee shall meet in Conakry or Houston.

The Petroleum Operations Management Committee shall be able to create ad hoc operation committees(s) for the purpose of fulfilling the operations of the contract. The number of members and definition of scope of the ad hoc committee(s) shall be determined by the Petroleum Operations Management Committee.

9.3
Within three (3) months from the Effective Date, the Contractor shall notify to the Petroleum Operations Management Committee of the annual work program and the corresponding budget for the remaining period of the current Calendar Year.

9.4
For the following Calendar Year, the Contractor shall submit to the Petroleum Operations Management Committee no later than two (2) months prior to the expiry of each Calendar Year, the annual work program and the corresponding budget for approval related to the following Calendar Year.

9.5
Within thirty (30) days from the submission of the annual work program and budget to the Petroleum Operations Management Committee; the Committee may notify the Contractor of revisions or changes to such program or budget. The Contractor may endeavourer to include said revisions or changes in accordance with good international petroleum industry practice. The annual work program and budget shall be deemed approved within thirty (30) days after submission by the Contractor.

9.6
After the adoption of the annual work program and budget by the Petroleum Operations Management Committee, the Contractor may make such changes to that program and budget as would be necessary for the Petroleum Operations and duly accounted for, provided that the fundamental objectives of said program are not modified. Such possible changes shall be notified in due time to the Committee.

ARTICLE 10: PREFERENCE TO LOCAL PERSONNEL AND SUBCONTRACTORS
10.1
From the commencement of Petroleum Operations, the Contractor shall:

(c)	give preference to the employment of qualified Guinean citizens as needed in Petroleum Operations;

(d)	contribute to the training of those personnel in order that it may have access to any position of skilled workers, foremen, executives and directors.

10.2
The Contractor shall prepare at the end of each year, and notify the Minister, a recruiting program concerning Guinean personnel for the following years with a view to increasing the participation of Guinean personnel in Petroleum Operations.

10.3
In order to promote employment of Guinean personnel, the Contractor shall establish at the end of each year, by notifying the Minister, a training program for Guinean citizens in respect of the following year.

The training program may, inter alia, include the participation of Guinean citizens to courses or training periods organized either in the Republic of Guinea or abroad, by the Contractor or third parties, as well as the granting of scholarships abroad.

10.4
The Contractor and its subcontractors shall give preference to products and equipment available in the Republic of Guinea, provided that such goods are competitive in price, quality, quantities, and timelines of delivery and terms of payment, with imported goods.

10.5
The Contractor and its subcontractors shall give preference to Guinean enterprises for all service, construction or supply contracts, provided that such services are competitive in price, quality, quantities, timelines of delivery and terms of payment with imported services.

ARTICLE 11: CONTRACTOR’S OBLIGATIONS IN THE CONDUCT OF PETROLEUM OPERATIONS
11.1
The Contractor shall undertake and carry out Petroleum Operations in accordance with the provisions of this Contract.

11.2
The Contractor shall carry out Petroleum Operations diligently and in accordance with good international petroleum industry practice.

11.3
The Contractor, in carrying out Petroleum Operations, shall use standard methods and technologies customarily used in the international petroleum industry and shall take all reasonable measures intended to prevent environment pollution.

In particular, the Contractor shall:

(f)	ensure that all facilities and equipment used in Petroleum Operations are in good order and correctly kept in good repair;

(g)	prevent water from entering any Petroleum bearing strata except where enhanced recovery methods by means of water injection are used;

(h)	avoid losses and discharges of Petroleum produced as well as losses and discharges of mud or any other product used in Petroleum Operations:

(i)	prevent petroleum produced and substances used in Petroleum Operations from contaminating water bearing strata;

(j)	store petroleum produced in facilities constructed for that purpose, and not store Petroleum in earthen reservoir, except temporarily in an emergency.

11.4
All works and facilities erected by the Contractor under this Contract shall, according to their nature and the circumstances, be built, indicated and marked out so as to allow at any time free and safe passage to navigation and, without prejudice to the foregoing, the Contractor shall, in order to facilitate navigation, install and keep in good repair sound or optical devices approved by the competent Guinean authorities.

11.5
Where the Contractor consists of several enterprises, the obligations and liabilities of those enterprises under this Contract are joint and several.

The joint operating agreement between those enterprises shall be forthwith submitted to the Minister.

11.6
When necessary for the fulfillment of the Petroleum Operations, the Contractor shall set up an office in the Republic of Guinea and appoint a representative in charge of the supervision of Petroleum Operations.

11.7
The Contractor shall take out, and cause to be taken out by its subcontractors, in respect of Petroleum Operations, all insurances of the type and for such amounts in accordance with good international petroleum industry practice, including, inter ala, third party liability insurance and insurances to cover damage to property, installations, equipment and materials, without prejudice to such insurances as may be required under good international petroleum practices.

11.8
On the expiration, surrender or termination date of this Contract with respect to all or part of the Contract Area, the Contractor shall transfer at no cost to the Government the ownership of installations, equipment and material used in connection with the Petroleum Operations carried out in the area so surrendered. Except, in the case, where those facilities, equipment and material are used by the Contractor for other petroleum operations in the Republic of Guinea.

Such transfer of ownership shall cause the termination of any security or surety related to those facilities, equipment and material, or which those items constitute.

ARTICLE 12: CONTRACTOR’S RIGHTS IN THE CONDUCT OF PETROLEUM OPERATIONS
12.1
According to the provisions of this Contract, the Contractor shall have the right to take all measures and all actions, within or outside the Contract Area, which are necessary for the carrying out of Petroleum Operations.

12.2
The Contractor shall have the right, on its own responsibility, to use qualified subcontractors in order to undertake Petroleum Operations. The Minister will be noticed of major subcontractors.

12.3
The employees and agents of the Contractor and its subcontractors shall have the right to enter into any place located within the Contract Area for conducting Petroleum Operations. However, during the exploration & exploitation phase, other persons may be authorized by the government to enter the Contract Area to conduct, inter alia, mining works with the exception of any Petroleum exploration and exploitation activity, provided that said authorizations shall not interfere with the carrying out of Petroleum Operations.

12.4
The Contractor may:

(a)	use the stones, sand, clay, gypsum, limestone and other analogous substances needed for Petroleum Operations;

(b)	use the water needed for Petroleum Operations, provided that the persons or livestock watering places are not deprived of the water supply.

12.5
With notice to Minister, the Contractor shall have the right to build, within or outside the Contract Area, all facilities, works and buildings necessary to carry out Petroleum Operations, such as roads, transportation means, communication facilities, pipelines, storage facilities or port facilities. Said authorization shall not be unreasonably withheld.

12.6
Except otherwise specifically provided in this Contract, no restriction shall be made nor tax, fee or duty required for the entry, stay, displacement right, employment and repatriation of persons employed by the Contractor and its subcontractors and their families.

The Government shall facilitate the issue and renewal of visas and residence permits at a nominal and customary cost for said employees and their families.

ARTICLE 13: RECOVERY OF PETROLEUM COSTS AND PRODUCTION SHARING

13.1
The Contractor shall pay to the Government a royalty of ten percent (10%) based on the valuation of the petroleum products produced and sold hereunder.

13.2
The Contractor shall have the unrestricted right to receive, each Calendar Year, for the purposes of recovery of Petroleum Costs, a maximum share of seventy five percent (75%) of the production from the Contract Area not lost or used in Petroleum Operations.

13.3
Petroleum Costs shall be recoverable as follows:

(d)
Petroleum Costs incurred during the carrying out of Petroleum Operations in respect of the Contract Area shall be recoverable either in the Calendar Year in which these Petroleum Costs are incurred or in the Calendar Year in which the first Commercial Discovery in the Contract Area is put into production, whichever is the later.

(e)
To the extent that, in a Calendar Year, recoverable Petroleum Costs exceed the value of the percentage set forth in Article 13.2 above, the excess shall be carried forward in the next succeeding years until said Petroleum Costs are fully recovered.

(f)	As Petroleum Costs decrease the amount available for Production Share may increase.

13.4
For each Exploitation Area, after determination of the share of Petroleum production allocated to recovery of Petroleum Costs by the Contractor pursuant to the provisions of Article 13.1, 13.2 and 13.3 above, the Contractor shall receive, as its remuneration, a percentage of the remaining production after royalty during each Calendar Year. For this purpose, said remaining production shall be shared between the Government and the Contractor as follows:

Increments of daily production (in Barrels per day)	Government Share	Contractor Share
From 0 to 2000	25%	75%
From 2001 to 5000	30%	70%
From 5001 to 100000	40%	60%
Over 100001	60%	40%

For the purpose of this Article 13.4, “daily production” means the average production rate in the Contract Area during the Quarter in question less the portion of production necessary for the recovery of Petroleum Costs.

13.5
Recovery of Petroleum Costs and production sharing shall be done each Quarter on an accumulative basis. Where actual quantities and recoverable Petroleum Costs are not known at the date of calculation, provisional estimates based on the annual work program and budget in respect of the Calendar Year in question as stipulated in Article 9 above shall be used. Within two (2) months from the and of each Calendar Year, the actual amounts regarding recovery of Petroleum Costs and production sharing for said Calendar Year shall be determined as well as any necessary adjustments.

13.6
The Government shall decide whether to take in kind or cash the remaining share of production to which it is entitled, after the recovery of Petroleum Costs. If the Government decides to take its share of production in kind, in whole or in part, the Minister shall notify the Contractor at least three (3) months before the commencement of each half of Calendar Year, specifying the precise quantity he elects to take during the following half of a Calendar Year.

If the Government decides to convert to cash its share of production, in whole or in part, the Contractor shall pay the Government the value of that production calculated according to Article 14 below. That payment shall be made monthly within thirty (30) days after the end of the month to which it relates and the Contractor shall have title on said share of production at the Delivery point.

It is understood that the Contractor shall not enter into any sale commitment in respect of the Government’s share of production for a term of more than six (6) months without the Minister’s written consent.

13.7
For the purpose of Article 13.5 above, one hundred and sixty five (165) cubic meters of Natural Gas at a temperature of fifteen (15) degrees centigrade and pressure of one atmosphere shall be deemed to be equivalent to one (1) Barrel of Crude Oil.

13.8
For the purposes of this Article, the value of Petroleum produced shall be the value established according to Article 14 below.

13.9
Except otherwise agreed, the Contractor shall have title to Petroleum to which it is entitled under this Contract at the Delivery Point.

ARTICLE 14: VALUATION OF PETROLEUM
14.1
For the purposes of this Contract and, in particular, for the purposes of Article 13 above, the unit selling price of Crude Oil at the Delivery Point shall be denominated in U.S. Dollars and calculated each Quarter as follows:

(d)
If Crude Oil from Contract Area is sold to Third Parties by the Contractor, the unit price of Crude Oil shall be calculated on the basis of the weighted average of the F.O.B. realized selling prices obtained by the Contractor during said Quarter from Third Parties in sales at arm’s length not involving swap, barter or discount, but taking into account differentials concerning quality, gravity, transportation and terms of payment;

(e)
in the absence of such sales of Crude Oil during said Quarter but if there have been sales of Guinean Crude Oil to Third Parties made by another contractor, the provisions of paragraph (a) above shall apply mutatis mutandis;

(f)
in the absence of sales of Guinean Crude Oil during said Quarter, the unit price of Crude Oil shall be calculated on the basis of the F.O.B. realized selling prices obtained during that Quarter on the international market in arm’s length transactions for Crude Oils from neighboring countries or from the region, taking into account the conditions of sales as well as differentials concerning quality, gravity, transportation and terms of payment.

For the purpose of this Article, “Third Parties” means any person which is neither an Affiliated Company nor a Party to this Contract.

14.2
The Contractor will establish the selling price of Crude Oil in accordance with article 14.1 above. The Contractor will submit the calculated price within ten (10) days after the end of said Quarter for approval by the Minister. If the Minister disagrees to the selling price established by the Contractor he shall notify the Contractor in writing within ten (10) days, otherwise the price is deemed to be approved. In the event the Minister and Contractor cannot mutually agree on the unit selling price of Crude Oil within thirty (30) days from the end of said Quarter, the unit selling price of Crude Oil produced shall be determined by an internationally recognized expert, appointed by mutual agreement between the Parties or, failing such agreement, upon request by the most diligent Party, which shall be notified to the other Party, by the International Center for Technical Expertise from the International Chamber of Commerce. The expert shall determine the price within twenty (20) days from his appointment and his conclusion shall be final and binding upon the Parties.

14.3
Pending the determination of Crude Oil price, the provisional unit selling price in respect of a Quarter shall be the unit selling price of the preceding Quarter. Any necessary adjustment shall be made within thirty (30) days after the unit selling price for the Quarter in question is established.

14.4
For the purpose of this Contract, the value of Natural Gas sold shall be the realized price obtained by the Contractor for the sale of said Natural gas.

ARTICLE 15: PARTICIPATION
15.1
Upon the date of adoption of the development plan concerning a Commercial Discovery mentioned in Article 7.3 above, the Government has the option of participating in the risks and results of the Petroleum Operations related to the Exploitation Area of that Commercial Discovery.

To this end, the Government may require a working interest in said Exploitation Area of up to fifteen percent (15%), either directly or through a national company designated by the Government for this purpose.

15.2
The Government shall exercise its option to participate by written notice to the Contractor within three (3) months from the date the development plan is adopted. Such notice shall specify the working interest that the Government elects to acquire.

When the Government exercises its option to participate, the entities constituting the Contractor shall transfer, each one in proportion to its participating interest, a percentage of their interest in said Exploitation Area so that the total interest transferred is equal to the level of participation decided by the Government.

15.3
The effective date of the Government participation shall be the date of adoption of the development plan.

15.4
Within three (3) months from the date of notice of the option to participate, the Government shall enter into any existing joint operating agreement previously established by the Contractor.

If there is no existing joint operating agreement the Government and Contractor shall enter into a new joint operating agreement.

ARTICLE 16: TAXATION
16.1
The Contractor shall be subject to the tax on industrial and trading profits as provided for in the in the Petroleum Code.

16.2
For the purposes of the tax legislation of the Republic of Guinea, the share of Petroleum which the Contractor is entitled to take under Article 13.2, 13.3, and 13.4 above shall be deemed to include both the recovery of Petroleum Costs and the net profit after payment of the tax on industrial and trading profits of the Contractor under this Contract.

The share of production which the Government is entitled to take under Article 13.1, 13.2 and 13.4 above shall therefore include the portion necessary to pay all tax on industrial and trading profits due by the Contractor. The Government undertakes to pay and discharge on this portion the tax on industrial and trading profits for and on behalf of the Contractor.

For the determination of the taxable income of the Contractor, the annual gross income of the Contractor derived from the sales of the share of Petroleum which the Contractor is entitled to take under Article 13.2, 13.3 and 13.4 above shall be increased by the value of the portion of Petroleum which is necessary for the payment of the tax on industrial and trading profits as provided for in this Article.

Within three (3) months after the date the Contractor files its income tax return to the Government, the Minister will furnish the Contractor with proper receipts and other documents certifying that the Contractor has complied with all its tax obligations under this Article.

Nota Bene:

If necessary, the Government would be prepared to consider changes to the wording of this Article in order to prevent possible double taxation problems, provided that such changes do not have adverse financial consequences for the government.

16.3
Expatriate employees of the Contractor and its subcontractors shall be exempt from the general income tax provided for in the General Income Tax Code (“impot general sur le revenu prevu au Code des Contributions Directes”).

16.4
Foreign subcontractors of the Contractor having no permanent establishment in the Republic of Guinea shall be exempt from the tax on industrial and trading profits derived from services rendered to the Contractor that are directly necessary for Petroleum Operations.

ARTICLE 17: OBLIGATION TO SUPPLY DOMESTIC CONSUMPTION
17.1
The Contractor shall have the option to supply by priority the Crude Oil domestic consumption of the Republic of Guinea if the Government is unable to meet that consumption with the share(s) of production to which it is entitled.

17.2
The quantity of Crude Oil the Contractor shall have the option to sell to the Republic of Guinea shall be notified by the Minister to the Contractor at least three (3) months prior to the commencement of each Quarter. Said quantity shall not exceed the maximum amount calculated for each Quarter according to the following formula:

               C
A = Bx   -   -E
               D

where:

A means the maximum amount of Crude Oil the Contractor shall sell to the Government for said Quarter;

B means the domestic consumption of the Republic of Guinea for said Quarter, with the exception of, Crude Oil refined for the purpose of its export, if any;

C means the total Crude Oil production from the Contract Area for said Quarter;

D means the total Crude Oil production in the Republic of Guinea for said Quarter;

E means the quantity of Crude Oil produced from the Contract Area during said Quarter and to which the Government is entitled under Articles 13.1, 13.4 and 15.4 above.

For the purposes of this Article, the Government or the national Company when they participate in Petroleum Operations as provided for in Article 15 above shall be considered as entities constituting the Contractor.

17.3
When the Contractor supplies Crude Oil to the Government for domestic consumption in the Republic of Guinea, the price paid by the Government shall be determined in accordance with the provisions of Article 14 above.

Such sales shall be invoiced monthly to the Government and shall be paid in Dollars within two (2) months after the receipt of the invoice, unless otherwise agreed by the Parties.

Any late payment shall bear interest at a rate determined by average lending rates normally charged by local banks at that time; from the date said payment should have been paid.

ARTICLE 18: SUPERVISION AND INSPECTION OF PETROLEUM OPERATIONS
18.1
The Contractor shall notify the Minister as soon as practicable of all projected Petroleum Operations, such as geological survey, seismic survey, commencement of drilling, installation of a platform, etc. In the event the Contractor decides to abandon a well, it shall so notify the Minister.

Upon notification by Contractor of any Petroleum Operation, the Minister shall provide the Contractor with required authorization to conduct such Petroleum Operation without any duty, tax or fee. Thirty (30) days after notification to the Minister the Petroleum Operation is deemed authorized.

18.2
One or more duly authorized representatives of the Minister shall have the right, at reasonable intervals, to inspect the facilities, equipment, material, records and books related to Petroleum Operations, provided that such inspection shall not unduly delay the proper conduct of said operations.

18.3
In order to permit the exercise of the above-mentioned rights, the Contractor shall provide to the representatives of the Minister reasonable assistance as regards, inter alia, transportation and accommodation. Transportation and accommodation costs and expenses directly connected with the supervision and inspection shall be borne by the Government.

ARTICLE 19: INFORMATION AND REPORTS
19.1
The Contractor shall record and keep in accordance with good international petroleum industry practice all information and data resulting from Petroleum Operations and, as soon as practicable, shall furnish to the Minister a copy of all information, data, documents, reports and interpretations obtained or prepared in the course of Petroleum Operations, and consisting of, inter alia:

(a)	Geological studies and synthesis reports as well as the maps and documents related thereto;

(b)
Geophysical studies, measurements and interpretation reports, along with the maps, profiles, sections and other documents related thereto and, upon request by the Minister, a copy of the records made. In any event, the Minister shall be supplied with these records at the expiry of the Contract;

(c)
The well location reports, well completion reports, measurements, analyses or other results concerning any activity charged to the Petroleum Costs account under this Contract. The Contractor shall also supply the Minister with a representative portion of the cores, cutting and samples of fluids produced during production tests. All maps, sections, profiles and all other geophysical or geological documents shall be delivered to the Minister on an appropriate transparent support in view of later reproduction. At the Minister’s request, the Contractor shall communicate to him any other information in its possession relating to Petroleum Operations.

19.2
In addition, the Contractor shall prepare and furnish to the Minister the following periodic reports:

(a)	daily reports concerning drilling and production activities;

(b)	monthly reports on geophysical activities;

(c)
within thirty (30) days from the end of each Quarter, a report concerning Petroleum Operations during the previous Quarter and which shall contain, inter alia, a detailed description of Petroleum Operations carried out and a detailed statement of Petroleum Costs incurred;

(d)
within sixty (60) days from the end of each Calendar Year, or on any other date agreed by the Parties, a report concerning Petroleum Operations carried out during the previous Calendar Year and which shall contain, inter alia, a detailed description of Petroleum Operations carried out and a detailed statement of Petroleum Costs incurred.

19.3
All reports, documents and data the Minister is provided for by the Contractor under this Article shall be considered as confidential for fifteen (15) years after their submission.

However, the Minister may supply his employees or persons acting on his behalf with such information, and these persons shall abide by the above confidentiality clause. In addition, the Minister may use any information obtained, for the purpose of preparing and publishing such reports as may be required by applicable laws as well as reports of a general nature.

Notwithstanding the foregoing provisions, the Minister may publish any information which relates to an area on which the Contractor has no longer exclusive rights.

19.4
The Contractor shall give notice to the Minister of any discovery of mineral substance.

ARTICLE 20: ACCOUNTING AND PAYMENTS
20.1
The Contractor shall keep accounts in accordance with good international practice.

20.2
The registers and accounting books shall be kept in the English and French languages and in Dollars. Such registers shall be used, inter alia, to establish the amount of Petroleum Costs, the recovery of said costs, the production sharing and for the filing of the Contractor’s tax return.

For informational purposes only, the accounts and balance sheets may be also kept in Guinean Francs.

20.3
Whenever it is necessary to convert into a currency the expenses and receipts expressed in another freely convertible currency, the expenses and receipts shall be valued on the basis of the arithmetical average of the daily closing rates for the sale of said currency during the month when the expenses were paid and the receipts collected.

The exchange rates to be applied in order to make the conversions provided for in this Article shall be those quoted on the Paris foreign exchange market.

20.4
The registers and accounting books shall be materially supported by detailed documents proving the expenses and receipts of the Contractor under this Contract.

20.5
The government shall have the right to examine and audit the registers and accounting books concerning Petroleum Operations and shall have two (2) years following the end of an accounting year to carry out examination or audit and to submit to the Contractor any discrepancy or error encountered during that examination or audit.

The absence of a claim by the Government within the above-mentioned two (2) years’ period shall terminate the right for the Government to make any objection, contestation or claim in respect of the accounting year in question.

20.6
All sums due to the Government or the Contractor under this Contract shall be paid in Dollars or other convertible currency agreed to by the Parties.

ARTICLE 21: IMPORTS AND EXPORTS
21.1
Subject to the provisions of Article 10 above, the Contractor and its subcontractors shall have the right to import into the Republic of Guinea:

(a)	the equipment, machinery and vehicles necessary for Petroleum Operations, in respect of which all import duties and taxes shall be suspended;

(b)	the materials, spare parts and consumable items necessary for Petroleum Operations, exempt from all import duties and taxes.

21.2
The expatriate employees of the Contractor and its subcontractors as well as their families shall have the right to import into the Republic of Guinea.

(a)	the personal effects and household goods as well as the food stuffs they need, free of all import duties and taxes,

(b)	one (1) automobile per expatriate employee for his own use, in respect of which all import duties and taxes shall be suspended.

21.3
Subject to the provisions of Article 10 above, the Contractor, its subcontractors, their expatriate employees and their families may export from the Republic of Guinea, free of all export duties and taxes, the goods imported under Articles 21.1 and 21.2 above which are no longer needed for Petroleum Operations.

21.4
The goods imported under Articles 21.1 and 21.2 above which are no longer directly assigned to the Petroleum Operations or to the personal use of the expatriate employees may be sold in the Republic of Guinea by the Contractor, its subcontractors, or their expatriate employees, provided however that prior notice is given to the Minister. In this case, the seller shall fulfill all formalities prescribed by the Customs regulations in force and shall pay the duties and taxes which are applicable at the date of transaction, except if the aforementioned goods are transferred to other holders of Petroleum contracts concluded with the Government or a national company.

21.5
During the validity of this Contract, the Contractor shall have the unrestricted right to export, at the point exportation chosen for this purpose, exempt from all export duties and taxes, the share of Petroleum to which the Contractor is entitled under the provisions of this Contract.

21.6
All imports and exports made under this Contract shall be subject to the formalities required by customs.

ARTICLE 22: FOREIGN EXCHANGE CONTROL
22.1
The Contractor shall be subject to foreign exchange control regulations in force in the Republic of Guinea, it being however understood that the Government guarantees during the term of this Contract, to the Contractor and its subcontractors, and with respect to Petroleum Operations under this Contract, the following benefits:

(f)	the right to open and operate bank accounts outside the Republic of Guinea;

(g)
the right to receive, retain on those foreign accounts all funds acquired or borrowed abroad, including the proceeds of sales of Petroleum made by the Contractor, within the limit of the amounts which exceed their domestic requirements concerning their operations in the Republic of Guinea, as well as the right to freely dispose of such excess funds abroad;

(h)
the right to freely remit outside the Republic of Guinea the proceeds of sales of Petroleum to which the Contractor is entitled under this Contract, the dividends and other proceeds of any kind arising from Petroleum Operations;

(i)	the right to pay directly abroad the foreign enterprises which provide for goods and services necessary to carry out Petroleum Operations; and

(j)
with respect to carrying out the Petroleum Operations, the right to convert national currency and foreign convertible currencies, through banks and agents installed in the Republic of Guinea and duly authorized, at exchange rates which are no less favorable to the Contractor or its subcontractors than either the daily rate or the rate generally applicable in the Republic of Guinea to other enterprises on the day the exchange transactions occur.

ARTICLE 23: ASSIGNMENTS AND TRANSFERS
23.1
The Contractor, or each entity constituting the Contractor, shall not assign part or all of its rights and obligations arising from this Contract without the prior notification to the Minister.

Within thirty (30) days after notice to the Minister of the intended assignment, the assignment shall be deemed authorized by the Minister.

Then, the assignee shall be bound by the terms and conditions of this Contract.

23.2
If the Contractor or an entity constituting the Contractor notifies the Minister of an intended assignment to an Affiliate, the Minister shall authorize that assignment, provided that the assignee accepts to be bound by the terms and conditions of this Contract.

23.3
In accordance with the provisions of Article 11.5 above, where a partial assignment is notified, the Contractor and the assignee shall be jointly and severally liable for all obligations hereunder as from the date of such authorization.

ARTICLE 24: SURRENDER AND TERMINATION
24.1
The Contractor, upon giving three (3) months’ prior notice to the Minister, may at any time surrender its rights in respect of the entire Contract Area or any portion thereof, subject to the provisions of Article 24.2 below.

Surrender during an exploration period shall not reduce the exploration work obligations for that exploration period as provided for in Article 4 above.

24.2
In addition, the Contractor, upon giving twelve (12) months’ prior notice to the Minister, may at any time surrender its rights in respect of whole or part of an Exploitation Area, provided however that all the obligations under this Contract have been fulfilled at the date of surrender.

24.3
Surrender pursuant to Article 24.1 and 24.2 above, shall not exempt the Contractor of any obligation under this Contract incurred before the effective date of such surrender.

24.4
Subject to the provisions of Article 24.3 above, surrender in respect of the whole Contract Area shall terminate this Contract.

24.5
The Government may terminate this Contract in any of the following events:

(d)	material breach by the Contractor of the provisions of the Petroleum Code or this Contract;

(e)	failure of the Contractor to make a payment to the Government for a period exceeding three (3) months;

(f)	failure of the Contractor to comply, within the prescribed period laid down with any final arbitral award rendered in accordance with the provisions of Article 27 below; or

The Government will pronounce the termination only after having given the Contractor written notice to remedy such default within three (3) months from the date of such notification. Should there be no remedy within the prescribed period; the Government may terminate the Contract.

Any dispute as to whether any grounds exist to justify the termination pronounced by the Government may be subject to arbitration under Article 27 below. In the case of any such dispute, this Contract shall remain in force until the execution by the Parties of the arbitral award, without prejudice to the provisions of Article 24.3 above.

ARTICLE 25: FORCE MAJEURE
25.1
Where either Party is prevented from performing its Contractual obligations (other then the obligations to make payments of money) or may only perform them with delay, the non-performance or delay in performance shall not be considered as a breach to this Contract if such non-performance or delay is caused by a case of Force Majeure; provided, however, that there is a direct link between the non-performance and the case of Force Majeure invoked.

25.2
For the purposes of this Contract, any event unforeseeable and beyond the control of a Party, such as weather, earthquake, strike, riot, insurrection, civil war, sabotage, act of war or conditions resulting from war may be considered as a case of Force Majeure. The intent of the Parties is that Force Majeure shall be interpreted in conformity with the principles and customary rules of international law.

25.3
When either Party considers it is prevented from performing any of its obligations by the occurrence of a case of Force Majeure, such Party shall:

(a)	forthwith notify the other Party of the occurrence thereof and state the reasons therefore;

(b)	take all actions which ere useful and necessary to permit the normal resumption of the performance of the concerned obligations upon termination of the event constituting the case of Force Majeure.

25.4
If as a result of Force Majeure, the performance of any contractual obligation is delayed, that delay together with such period as may be necessary for the repair of any damage caused during such delay shall be added to the period allowed in this Contract for the performance of that obligation, as well as to the duration of this Contract.

ARTICLE 26: APPLICABLE LAW AND STABILITY OF CONDITIONS
26.1
The laws of Guinea shall apply to this Contract, to operations made under this Contract, to individuals and entities which operate under this Contract in this respect within the territory of the Republic of Guinea.

26.2
The Contractor shall be subject at any time to the laws and regulations in force in the Republic of Guinea.

26.3
This Contract is executed by the Parties in accordance with the laws and regulations in force at the date of its signing, and on the basis of the provisions of said laws and regulations, as regards, inter alia, the economic, fiscal and financial provisions of this Contract.

Consequently, where new laws and regulations modify the provisions of the laws and regulations in force at the date of signing of this Contract or and where such modifications shall bring about a material change concerning the respective economic situation of the Parties resulting from the original provisions of this Contract, the Parties shall in good faith enter into an agreement with a view to modifying these provisions in order to restore the economic balance as intended at the signing of this Contract.

In the event the Parties, in spite of their efforts, are unable to reach an agreement, the provisions of Article 27 below shall apply.

ARTICLE 27: SETTLEMENT OF DISPUTES
27.1
In the event of any dispute between the Government and the Contractor arising out of, or in relation to, or in connection with, the interpretation or execution of the provisions of this Contract, the Parties shall make their best efforts to settle such dispute amicably.

If no settlement is reached by the Parties within three (3) months after the date of notice of the dispute by either Party to the other, the dispute shall, be referred for arbitration to the International Center for Settlement of Investment Disputes in accordance with the rules set forth by the Convention on the Settlement of Investment Disputes between States and Nationals of Other States signed and ratified by the Government of the Republic of Guinea.

27.2
The place of arbitration shall be London (England), the French and English language shall be used in the arbitral proceedings, and the applicable law shall be the principles and rules of international law applicable on the subject.

The Parties shall execute the award of the arbitral tribunal without appeal or any other remedy.

27.3
The Parties shall conform in any circumstances to any measure prescribed or recommended by the arbitrators, being understood that any request to arbitration shall suspend the contractual provisions concerning the subject matter of the dispute but all other rights and obligations of the Parties arising from the other provisions of this Contract shall not be suspended.

ARTICLE 28: NOTICES
28.1
Any notice or other communication regarding this Contract shall be in writing and shall be considered as received as soon as they are delivered by hand, by registered mail with acknowledgement of receipt, or sent by telegram or telex to the following addresses:

To the Government:
”Ministere des Mines et de la Geologie”
Conakry
Republic of Guinea

To the Contractor:
SCS Corporation
One Sugar Creek Center, Suite 125
Sugar Land, Texas 77478
U.S.A.
Tel: 713 353 9400
Fax: 713 353 9421

28.2
The Government and the Contractor may at any time change its authorized representative or its address herein on giving the other at least ten (10) days notice in writing to such effect.

ARTICLE 29: MISCELLANEOUS PROVISIONS
29.1
Headings in this Contract are inserted for purposes of convenience and reference and in no event shall define, restrict or describe the scope or object of the Contract or of any of its clauses.

29.2
Appendix A #1 is attached an integral part of this Contract.

29.3
This Contract shall not be modified except in writing and with the mutual agreement of the Parties.

29.4
Any waiver of the Government concerning the performance of an obligation of the Contractor shall be in writing and signed by the Minister, and no waiver shall be implied if the Minister does not exercise a remedy under this Contract.

ARTICLE 30: EFFECTIVE DATE
30.1
This Contract shall be effective on the date of execution of this contract by the Republic of Guinea and this date shall be referred to as the Effective Date.

IN WITNESS WHEREOF, the Parties have signed this Contract in 6 copies.

Effective Date: September 22, 2006

/s/ Dr. Ousmane Sylla

Dr. Ousmane Sylla
Ministre des Mines et de la Geologie
Date: September 22, 2006

For the Contractor:

/s/Famourou Kourouma

Famourou Kourouma
Vice President
SCS Corporation
Date: September 22, 2006

Witnessed by:

/s/Madikaba Camara

Madikaba Camara
Minister of Finance

APPENDIX A
Attached to and made part of this Contract between the Government of the Republic of Guinea and the Contractor.

CONTRACT AREA

The Contract Area represented on the attached map consists of an area deemed equal to approximately 80,000 sq. km.

The points indicated on this map are defined hereinafter with WGS 84 (World Geodetic System 1984) datum.

Point	Latitude	Longitude
A	10:49:55:N	15:10:33:W
B	10:39:49:N	15:20:32:W
C	10.39:49:N	15.34:16:W
D	09.23:27:N	17:35:00:W
E	08.30:00:N	17.30:00:W
F	08.10:00:N	16:30:00:W
G	08.35:00:N	15:30:00:W
H	08.10:30:N	14:21:12:W
I	09:00:50:N	13:23:54:W

The coastal boundary is the line between Point A and Point I wherever the water depth is greater than 25 meters.